GENERIC PROXY QUESTIONS
Q: WHAT IS A PROXY?
A: A proxy is the vehicle a fund uses to seek approval from its shareholders on certain proposed changes that may affect the way the fund is operated. To solicit shareholders to vote on the proposals, we send them a proxy statement. The statement details each proposal and explains the rationale behind why we are proposing the change. The proxy card, which is similar to a ballot, allows shareholders to cast their votes. The proxy card includes a listing of each proposal and shareholders can either vote for or against the proposal, or choose to abstain.
Q: WHY DO FUNDS HAVE PROXIES?
A: Mutual funds follow certain fundamental investment and procedural guidelines that can only be changed by shareholder approval. To gain approval, we hold a shareholder meeting. Shareholders do not need to attend the meeting to vote; they cast their votes when they return signed proxy cards. Changes to non-fundamental investment and procedural guidelines do not require shareholder approval.
Q: HOW MANY VOTES ARE NEEDED FOR APPROVAL?
A: To pass any fund proposal at a shareholder meeting, we must have the approval of the majority of outstanding shares. That means we need votes from at least 50 percent of the total outstanding shares (known as "quorum"); and of those votes, at least 67 percent must be affirmative.
Q: WHAT HAPPENS IF A QUORUM ISN'T REACHED?
A: If we do not receive a quorum on each proposal, we must send further mailings to secure one. This is a costly process that is paid, in most cases, entirely by the fund (except for Spartan funds). Thus, the fund's shareholders ultimately pay for a delayed vote.
Q: WHO PAYS FOR THE EXPENSES OF A PROXY?
A: The expenses of a proxy are paid entirely by the fund.
Q: HOW DO I SIGN THE PROXY CARD?
A: For individual accounts, shareholders should sign exactly as their names appear on the account registration shown on the card. For joint accounts, either owner may sign but the name of the person signing should conform exactly to a name shown in the registration. For all other accounts, the person signing must indicate their capacity. For example, a custodian for a UGMA account should sign, "Lee Jones, Custodian."
Q: HOW DO YOU RECOMMEND I VOTE?
A: Fidelity cannot recommend how you should vote. However, the fund's Board of Trustees have reviewed each of the proposals prior to issuing the proxy and believes that the proposals are fair, reasonable, and in the best interest of the fund's shareholders, and recommends that shareholders vote for each proposal.
Q: HOW ARE OTHER PEOPLE VOTING?
A: We cannot provide that information; the voting is strictly confidential.
Q: WILL YOU NOTIFY ME OF THE OUTCOME OF THE VOTE?
A: We will publish the results of the voting in the Fund's next financial statement after the shareholder meeting. This means it will appear in either the semi-annual or annual report to shareholders, depending upon the Fund's fiscal year end.
Q: CAN I ATTEND THE MEETING?
A: Yes, you are welcome to attend.  However, it is not required.
Q: WHERE AND WHEN IS THE MEETING?
A: The actual meeting time and place is usually indicated on the first page of the proxy statement. The shareholder meeting for Select American Gold and Select Precious Metals and Minerals will take place at 10 a.m. Eastern time on April 17, 1996 at 82 Devonshire Street in Boston.
Q: I DON'T OWN THAT FUND.  WHY DID I GET A PROXY?  SHOULD I STILL VOTE?
A: There are three possible reasons:
1. Some solicitations include more than one fund. You may only vote on proposals affecting the fund(s) you own.
2. Prior to beginning the solicitation process, the Board of Trustees approves a "record date." Investors who own shares of a fund on that date receive a proxy statement and proxy card. If you have liquidated your account in the fund since the record date, you are still entitled to vote on all proposals affecting the fund.
3. If you never owned shares of any funds involved in the solicitation, it's likely that we mistakenly sent the information to you. We are sorry for any inconvenience and you may disregard the mailing.
Q: I LOST MY CARD.  HOW CAN I GET ANOTHER?  CAN YOU FAX IT TO ME?
A: (SEE YOUR MANAGER FOR A FORM YOU CAN COMPLETE TO REQUEST DUPLICATE PROXY CARDS FOR CUSTOMERS.)
SELECT PROXY Q&A:  LEGALLY APPROVED
SELECT AMERICAN GOLD PORTFOLIO
Proxy Proposal: To modify certain fundamental investment policies to permit American Gold Portfolio to invest up to 20% of its assets in precious metals other than gold.
Q:  WHAT IS THE FUND'S CURRENT INVESTMENT POLICY AND LIMITATIONS?
The investment objective of the American Gold Portfolio is capital appreciation. To achieve this objective, the fund invests at least 80% of its assets in securities of North, Central, and South American companies engaged in gold-related activities (i.e., mining) and in gold bullion or gold coins (actual commodity). The fund's investments in gold bullion and gold coins are currently subject to a limit of 50% of total assets.
At this time, the fund can invest up to 20% of its assets in non-gold related activities (i.e., mining) - but it cannot purchase actual non-gold commodities.
Q:  WHY IS FIDELITY PROPOSING THIS CHANGE?
The proposed change would maintain the fund's focus on investing in gold (both gold-related activities and the actual gold commodity), but it would also expand the fund's ability to invest in other precious metals commodities.
Precious metals commodities, as compared to securities of companies involved with precious metals, can offer distinct investment opportunities. As internationally traded commodities, the prices of precious metals are affected by broad economic and political conditions, and are less subject to local and company-specific factors than securities of individual companies.
In addition, the ability to invest directly in all precious metals may enable the fund to direct a portion of its investments more effectively. For example, if Fidelity believed that securities of silver-related companies appeared overvalued compared to the current price of silver, the fund might invest in silver bullion instead of (or in addition to) securities of silver mining companies.
Q:  WHAT TYPES OF PRECIOUS METALS ARE INCLUDED IN THE PROPOSAL?
This proposal, if approved, would allow the fund to invest in precious metal commodities like platinum and silver, in addition to gold bullion and coins.
Q:  HOW WILL THIS CHANGE AFFECT THE LIQUIDITY OF THE FUND?
FMR does not expect any change in the liquidity of the fund. If the proposal is approved, FMR anticipates that the fund will limit its precious metals investments to metals that are actively traded. The international trading markets for precious metals may offer more liquidity than individual securities, especially securities of smaller, less well-known companies. FMR will consider these factors when allocating the fund's investments. At this time, highly liquid international markets exist for gold, platinum, palladium, and silver.

Q:  DOES THE PROPOSAL REFER TO NET ASSETS OR TOTAL ASSETS OF THE FUND?
WHAT IS THE DIFFERENCE?
The proposal refers to net assets of the fund.
"Total assets" of the fund basically refers to all assets in the fund including the value of all securities owned by the fund, accounts receivable, and cash. "Net assets" are calculated by subtracting the fund's liabilities (e.g., securities-related payables and expenses) from its total assets.
It is important to note that when the prospectus refers generically to "assets" of a fund, it is referring to net assets.
Q:  WHAT HAPPENS IF THE PROPOSAL FAILS?
If the proposal fails, there will be no change in the fund's current investment policies. Fund commodity investments would be limited to gold only.
SELECT PRECIOUS METALS AND MINERALS PORTFOLIO
Proxy Proposal: To modify a certain fundamental investment policy for Precious Metals and Minerals Portfolio.
Q: WHAT IS THE 80% FUNDAMENTAL POLICY? WHAT IS THE PROPOSED CHANGE? Currently, the fund's investment policies require that the fund invest at least 80% of its total assets in securities of companies principally engaged in its industry and in precious metals. The proposed changed is to require the fund to invest at least 80% of net assets (rather than total assets) in securities of companies principally engaged in its industry and in precious metals. This change would standardize the fund's fundamental investment policy to match the similar policy of the other 34 Select stock funds.
Q: WHAT IS THE DIFFERENCE BETWEEN TOTAL ASSETS AND NET ASSETS OF THE FUND? "Total assets" of the fund basically refers to all assets in the fund including the value of all securities owned by the fund, accounts receivable, and cash. "Net assets" are calculated by subtracting the fund's liabilities (e.g., securities-related payables and expenses) from its total assets.
It is important to note that when the prospectus refers generically to "assets" of a fund, it is referring to net assets.
Q:  WHY IS FIDELITY PROPOSING THIS CHANGE?
Right now all of the other 34 Select stock funds have a "net asset" fundamental investment policy. This change would make Precious Metals and Minerals consistent with the other Select funds. The change is not expected to have a significant impact on the management of the fund.
Q:  WHAT HAPPENS IF THE PROPOSAL FAILS?
If the proposal fails, there will be no change in the fund's current investment policy.